UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Edwin W. Elder
        2509 Stowebridge Lane
        Northbrook, Illinois  60062

        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        American Country Holdings Inc.
        ACHI

   3.   IRS or Social Security Number of Reporting Person (Voluntary):



   4.   Statement for Month/Year:

        November 2000

   5.   If Amendment, Date of Original (Month/Year):

         July 1997

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below)
        ( ) Other (specify below):
             President and Chief Operating Officer

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                     5. Amount of
                     2. Trans-                                        Securities        6. Owner-
                      action   3. Trans-                             Beneficially      ship Form:
       1. Title of     Date      action   4. Securities Acquired     Owned at End     Direct (D) or  7. Nature of Indirect
         Security     (Month/     Code    (A) or Disposed of (D)       of Month       Indirect (I)    Beneficial Ownership
        (Instr. 3)   Day/Year) (Instr. 8)  (Instr. 3, 4 and 5)     (Instr. 3 and 4)    (Instr. 4)          (Instr. 4)
       -----------   --------- ---------- ----------------------   ----------------   -------------  ---------------------
                               Code   V   Amount(A)or(D)  Price
                               ----   -   --------------  -----
     Common Stock,                                                       363                D
     $.01 par value





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                                   10.
                                                                                                          9.      Owner-
                                                 5.                                                     Number     ship
                                               Number                                                  of Deri-  Form of
                  2.                         of Deriv-                                                  vative    Deri-     11.
               Conver-                         ative                                                    Securi-   vative   Nature
               sion or                         Secur-                                                    ties     Secur-  of Indi-
         1.     Exer-      3.                  ities                               7.            8.     Benefi-    ity:     rect
      Title of   cise    Trans-               Acquired           6.             Title and      Price    cially    Direct  Benefi-
       Deriv-   Price    action      4.        (A) or        Date Exer-         Amount of    of Deriv- Owned at   (D) or    cial
       ative      of      Date     Trans-     Disposed      cisable and        Underlying      ative    End of   Indirect  Owner-
      Security  Deriv-  (Month/    action      of (D)        Expiration        Securities     Security   Month     (I)      ship
      (Instr.   ative     Day/      Code     (Instr. 3,     Date(Month/         (Instr. 3     (Instr.   (Instr.  (Instr.  (Instr.
         3)    Security  Year)   (Instr. 8)   4 and 5)       Day/Year)           and 4)          5)       4)        4)       4)
      -------- -------- -------  ----------  ----------    -------------       -----------    -------- --------- -------- --------
                                 Code   V    (A)   (D)  Date      Expir-   Title    Amount or
                                 ----   -    ---   ---  Exer-     ation    -----    Number of
                                                        cisable   Date              Shares
                                                        -------   ------            ---------
     Option                                                                                             12,825      D

     Option      3.25                         A         11/14/00  11/13/05 Common   53,500              53,500      D
                                                                           Stock
                                                                           $.01 par
                                                                           value

     Option      5.00                         A         11/14/02* 11/13/05 Common   34,000              34,000      D
                                                                           Stock
                                                                           $.01 par
                                                                           value



     Explanation of Responses:


   SIGNATURE OF REPORTING PERSON:



   /s/ Edwin W. Elder
   ------------------------------
       Edwin W. Elder

   Dated:  December 8, 2000